Exhibit 99.1

ALDILA INC.

Moderator: Peter Mathewson

08-06-08/4:00 p.m. CT

Confirmation # 3947218

ALDILA INC.

Moderator: Peter Mathewson

August 6, 2008

4:00 p.m. CT

Operator:  Good afternoon, ladies and gentlemen.  Thank you for standing by and welcome to the Aldila conference call announcing results for second quarter 2008.  This call is being recorded.

And I would now like to turn the call over to Peter Mathewson, Chairman and Chief Executive Officer.  Please go ahead, sir.

Peter Mathewson:  Good afternoon.  I’m Pete Mathewson, Chairman and CEO of Aldila Incorporated.  Welcome to our review of August 2008 second quarter financial report.

Also with me here today are Bob Cierzan, Senior Vice-President Composite Materials and Scott Bier, Chief Financial Officer.  Following my brief commentary, the line will be open for questions.

I want to remind you the content of today’s audio cast may contain time-sensitive information that is accurate only as of the time and date of this live broadcast at two p.m. Pacific daylight time on August 6, 2008.  Aldila’s actual performance results are subject to risks and uncertainties that may differ from any forward-looking statements that may be included in this audio cast.

The public filings of our annual report on Form 10-K and Form 10-Q quarterly reports contain detailed discussions of the principal risks and uncertainties related to our future operations, and should be considered in conjunction with the content of today’s discussion.  This call is the property of Aldila Incorporated.  The redistribution, retransmission and rebroadcast of today’s call in any form without the express written consent of Aldila Incorporated is strictly prohibited.

In the second quarter of 2008, our net sales were $13.6 million with the net loss of $523,000 or $0.10 fully diluted loss per share by the three months ended June 30th 2008.  In the comparable 2007 second quarter, the Company had net sales of $17.6 million and net income of 1.7 million or $0.30 fully diluted income per share.  For the six months ended June 30th 2008, the Company had net sales of $30.3 million and a net loss of $65,000 or $0.01 fully diluted loss per share as compared to $38.3 million and net income of $4.4 million or $0.78 fully diluted income per share for the six months ended June 30th 2007.

Our golf shaft sales declined 17 percent in the second quarter of 2008 versus the second quarter of 2007.  The average selling price of our golf shafts decreased by 12 percent quarter on quarter on a six percent decline in unit sales.  Composite materials sales were off 18 percent in the current quarter versus the 2007 quarter.  In the 2007 quarter we had $1.1 million of hockey sales, a business line which we discontinued in 2007.  Our gross profit in the 2008 quarter declined by 56 percent due to lower average selling prices for golf shafts and lower overall sales volumes of golf shafts and composite materials.

Advertising and promotion spending have been heavily concentrated in the first half of this year to support the DVS shaft line in the first quarter, and in the second quarter the pre-launch advertising of our new VooDoo shaft line set to begin sales in September of this year.  The Company anticipates that its advertising and promotion spending will be reduced in the third and fourth quarters.

We are experiencing a market slow down in our sales driven by several factors impacting the golf equipment market.  Weak retail sales, poor weather, a lack of new product offerings by some of our customers, and the overall weak economic conditions are several factors impacting the golf equipment market.

Looking at industry reports, 2008 equipment sales have been weak year to date and are forecasted to remain so through the remainder of the year.  Through the first six months of 2008, the golf industry is experiencing a significant decline in sales of metal woods and iron sets.  Our sales to several large customers, in particular, continued to be hurt by slowing sales of second selling season OEM programs.  These customers have new shaft programs set to begin delivery late in the third quarter of 2008.

Aldila is continuing to enjoy tremendous success on Tour.  Players using Aldila shafts have won numerous events on the PGA, Nationwide, Champions and LPGA Tours.  Of particular note, Aldila’s newest shaft introduction, the Aldila VooDoo, has been used by players to win the WGC-CA Championship and Verizon Heritage on the PGA Tour, the BMW Asian Open on the European Tour and the South Georgia Classic on the Nationwide Tour.

Players testing the Aldila VooDoo continue to give us exciting feedback and we expect usage on Tour of the Aldila VooDoo to continue to grow.  Based on our success on Tour, we recently announced that the official launch of the VooDoo will be September of this year.  Already, several major manufacturers have indicated they will begin offering the Aldila VooDoo in new club introductions this fall and early 2009.

Our other high performance shaft models also continue to do very well on Tour.  The combination of the Aldila DVS, VS Proto, and NV continue to be among the most popular shafts on the PGA Tour in woods, and the most popular in hybrid clubs.

On the Nationwide Tour, we remain the leading wood and hybrid shafts in play.  We are also proud to acknowledge Aldila Staff member, Paula Creamer, on her recent victory at the Jamie

Farr Owens Corning Classic on the LPGA Tour.  This was her third win this year playing Aldila shafts.  She continues to be an outstanding player and spokesperson for Aldila.  We are also continuing to see our success on Tour translate to increased play by top amateur golfers as well.

Aldila was the most popular wood and hybrid shaft at the NCAA Division 1 Men’s Championship and was leading driver shaft at the NCAA Women’s Championship as well.  We were also the leading shaft in woods and hybrids at the recent U.S. Amateur Public Links Championship and the U.S. Junior Amateur Championship as well.

We believe our success on Tour and success among the amateur players will fuel demand for Aldila shafts in the market.  In the latest edition of the Darrell Consumer Survey, Aldila remained the leading shaft brand in market penetration.  Our usage in all woods, fairway woods and hybrid clubs also continues to outpace the competition according to this leading independent survey of golf equipment in use today.

Our Vietnam facility is fully operational and is poised to participate in the production of several of the aforementioned new OEM shaft programs.  Our anticipated cost savings associated with our Vietnam factory have not been realized to date as we have been hampered by a slowing of overall unit volume available to shift to the facility

Composite Materials sales declined by 18 percent as our customers reduced their requirements due to continued slowing of their businesses.  New customers are being developed and when there is an improvement in overall economic activity we expect to get back on track with continuing sales growth.

The Company ended the quarter with $8.4 million in cash and cash equivalents after paying $27.3 million in dividend payments to shareholders and repaying $417,000 against its term loan during the six month period ended June 30, 2008.

Kevin, just open up the line for questions.

Operator:  All right.  At this time if there are any questions, please press star one on your telephone key pad.  If you would, please make sure that your line is not muted on your end before you signal.  So any questions, press star one now please.

No one has signaled at this point.  Again, it is star one if you have any questions.  And we do have a question now.  This is from Matt Sherwood at ZS Fund.  Please go ahead.

Matt Sherwood:  Hi guys.  Could you talk a little bit about your capacity situation?  You spoke briefly about but it seems like, yes, with Vietnam on mind, do you have a bit of excess capacity and whether there’s anything you can do to rationalize some capacity?

Peter Mathewson:  With our plan — we’re behind schedule against our initial plan year to date.  The plan is to take Mexico down in size and move that production into China and Vietnam.  That’s been hampered by the overall decline on our units and then a slow qualification process and also delay of sort of a new shaft programs.  So, we anticipate this has not gone according to plan.  So far, we expect it to continue to improve though the rest of this year and then ‘09.

Matt Sherwood:  Do you think at this volume levels, you could at least — I mean in this quarter you had accounting loss but at least you know by producing the receivables, you were able to not burn cash.  Do you think that can continue with this level of activity you’re seeing in the market or is that you know is there a chance to burn some cash over the year?

Peter Mathewson:  Now, we think that we can operate at this level because we’re couple of things to you know we’re going to reduce our spending in the third and fourth quarters as far as advertising and promotion.  We really went very heavy in the first six months this year.  And then also our cap ex spending — we’ll probably tail that back a little bit.  Certainly, in the third quarter but probably in the fourth quarter as well.

Matt Sherwood:  And then, do you have any comment on the dividend policy?

Peter Mathewson:  We’ve discussed it as you know every quarter at the board meeting.  So, that would be kind of the same situation.  Right at this point, there’s no plans to change that but we’ll discuss it and we’ll let you know.

Matt Sherwood:  And then one last question.  Can you give a little more color on what’s going out in prepaid market?  Just you know it seems like that business had been holding up recently well and then it’s really falling off a cliff over the last couple of quarters you know.  Can you give some color on that?

Bob Cierzan:  Our prepaid sales are tide to predominantly recreation.  The recreation…

Matt Sherwood:  Yes.

Bob Cierzan:  … market and recreation market overall is very, very slow just as it is in golf today and we’ve been able to reduce that slide there by adding enough new customers last month.

Matt Sherwood:  Thanks a lot.

Bob Cierzan:  ((inaudible))

Operator:  Again, just a reminder.  It’s star one for questions.  We’ll move on next to Duane Ytredal, an individual shareholder.

Duane Ytredal:  Yes.  I just have a question as to what’s your — if you have any future projections over the next two quarters and how they’re might compare with the present quarter that you just reported?

Peter Mathewson:  Yes.  We don’t give any forward guidance.

Duane Ytredal:  OK.

Operator:  Again, ladies and gentlemen, if you have any questions, please press star one.  And at this point, Mr. Mathewson, no one else has signaled.

Peter Mathewson:  OK.  Thank you for participating our second quarter 2008 conference call and we look forward speaking with on our third quarter 2008 call.  Thank you.

Operator:  Ladies and gentlemen, that will conclude the conference call again.  Thank you very much for joining us.  Have a good day.

END